
Intellipharmaceutics International Inc. (Canada)
100%
Vasogen, Corp. (Delaware)
64.3%
100%
Intellipharmaceutics Ltd. (Delaware)
35.7%
Intellipharmaceutics Corp. (Nova Scotia)